Amendment No. 1 to
                                                       SEC File No. 70-8793





                          SECURITIES AND EXCHANGE COMMISSION

                                 WASHINGTON, D.C. 20549


                                        FORM U-1

                                      DECLARATION

                                         UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                      GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                 100 Interpace Parkway
                             Parsippany, New Jersey  07054
                   (Name of company filing this statement and address
                             of principal executive office)

                       GENERAL PUBLIC UTILITIES CORPORATION
              (Name of top registered holding company parent of applicant)







          T.G. Howson, Vice President        Douglas E. Davidson, Esq.
           and Treasurer                     Berlack, Israels  & Liberman LLP
          M.A. Nalewako, Secretary           120 West 45th Street
          GPU Service Corporation            New York, New York 10036
          Parsippany, New Jersey 07054



                      (Names and addresses of agents for service)





               GPU hereby amends its Declaration on Form U-1, docketed in SEC

          File No. 70-8793, as follows:

               1.   By completing Item 2  thereof to read in its  entirety as

          follows:

               ITEM 2.   FEES, COMMISSIONS AND EXPENSES.

                    The  estimated fees, commissions and expenses expected to
               be incurred in connection with the proposed transactions are as follows:

                    Filing Fees:
                         Securities and Exchange Commission      $ 2,000

                    Legal Fees:
                         Berlack, Israels & Liberman LLP           7,500
                         Ballard Spahr Andrews & Ingersoll         2,500

                    Miscellaneous                                  5,000

                                                       Total     $17,000

               2.   By filing the following exhibits in Item 6 thereof:

                    (a)  Exhibits:

                         B-1       -    Form of GPU Guarantee

                         F-1       -    Opinion   of   Berlack,   Israels   &
                                        Liberman LLP

                         F-2       -    Opinion  of  Ballard Spahr  Andrews &
                                        Ingersoll

                         G         -    Financial Data Schedule

                    (b)  Financial Statements:

                         1-A       -    GPU   (Corporate)   Balance   Sheets,
                                        actual  and pro forma, as at December
                                        31, 1995  and Consolidated Statements
                                        of  Income   and  Retained  Earnings,
                                        actual  and pro forma, for the twelve
                                        months ended December  31, 1995;  pro
                                        forma journal entries.

                         2         -    GPU    and    Subsidiary    Companies
                                        Consolidated  Balance Sheets,  actual
                                        and  pro  forma, as  at  December 31,
                                        1995, and  Consolidated Statements of
                                        Income and  Retained Earnings, actual
                                        and  pro forma, for the twelve months
                                        ended  December  31, 1995;  pro forma
                                        journal entries.





                                       SIGNATURE

                    PURSUANT  TO  THE  REQUIREMENTS  OF  THE  PUBLIC  UTILITY

          HOLDING  COMPANY ACT  OF  1935, THE  UNDERSIGNED  COMPANY HAS  DULY

          CAUSED THIS STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED

          THEREUNTO DULY AUTHORIZED.



                                   GENERAL PUBLIC UTILITIES CORPORATION


                                   By:__________________________________
                                        T. G. Howson, Vice President and
                                        Treasurer


          Date:  March 14, 1996